Exhibit 18
May 30, 2024

The Shareholders and Board of Directors
Macy’s, Inc.
New York, NY

Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Macy’s Inc. and subsidiaries (the Company) for the three months ended May 4, 2024, and have read the Company’s statements contained in Note 1 to the consolidated financial statements included therein. As stated in Note 1 to those financial statements, the Company changed its method of accounting for inventory from the LIFO retail inventory method (RIM) to the LIFO cost method and states that the newly adopted accounting principle is preferable in the circumstances because it will improve the cost accuracy and transparency of inventory at the unit level and will better allow the organization to evaluate selling margin realized on each sale. Additionally, it is consistent with the practices of many other retailers. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to February 3, 2024, nor have we audited the information set forth in the aforementioned Note 1 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP